EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Brink’s Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-21393, 33-53565, 333-78631, 333-70758, 333-70772, 333-146673, 333-152552, 333-133073, 333-158285, 333-165567, 333-188342 and 333-217723) of The Brink’s Company of our report dated February 23, 2017, except as to Notes 2 and 3, which are as of September 29, 2017, with respect to the consolidated balance sheet of The Brink’s Company as of December 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the two-year period ended December 31, 2016, which report appears in this Current Report on Form 10-K.

/s/ KPMG LLP

Richmond, Virginia
March 1, 2018